Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-188872) and on Form S-8 (No. 333-18332) of Nationstar Mortgage Holdings Inc. of our report dated March 26, 2013, with respect to the audited financial statements of Greenlight Financial Services as of and for the year ended December 31, 2012, which report appears in the Current Report on Form 8-K/A of Nationstar Mortgage Holdings Inc. dated August 9, 2013.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

August 9, 2013